Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED
 EAGLE FORD DIVESTITURE

DENVER, CO August 2, 2011 – SM Energy Company (NYSE: SM) today announces its closing of the previously announced divestiture of its Eagle Ford assets in LaSalle and Dimmit Counties, Texas.  Closing proceeds for the divestiture were approximately $227.4 million, to be adjusted for marketing costs and post-closing adjustments.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.